Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145807), and S-8 (No. 333-101136 and No. 333-117394) of NII Holdings, Inc. of our report dated February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for certain convertible debt instruments discussed in Note 1, as to which the date is August 5, 2009, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
August 5, 2009